EXHIBIT - 99

P r e s s R e l e a s e

FOR IMMEDIATE RELEASE	CONTACT:	Susan Ostrow
Director, Investor Relations (603) 773-1212

TIMBERLAND REPORTS RECORD FIRST QUARTER FINANCIAL RESULTS

STRATHAM, NH, April 15, 2003 – The Timberland Company (NYSE: TBL) today reported results for the quarter ended March 28, 2003.  Timberland reported record first quarter revenue of $271.0 million, 20.1 percent higher than the $225.7 million reported for the first quarter of 2002.  Constant dollar revenue growth, which excludes the impact of changes in foreign exchange rates, grew 11.8 percent.  This strong revenue growth – combined with gross margin improvement, expense leverage and continued benefits from share repurchases – contributed to record first quarter profit performance.  Earnings per share grew 47.2 percent to $0.53 per share diluted ($0.54 basic) in the first quarter of 2003 versus $0.36 per share diluted ($0.37 basic) in the first quarter of 2002.  Excluding the impact of the $4.9 million after tax gain ($0.13 per share diluted) related to the adoption of Statement of Financial Accounting Standards 141 (SFAS 141) in the first quarter of 2002, first quarter 2003 diluted EPS increased 130.4 percent from $0.23 diluted ($0.24 basic) in the first quarter of 2002.

Revenue growth in the first quarter of 2003 was driven by strong sales gains in both U.S. and international markets.  Domestic revenue for the first quarter of 2003 was $136.8 million, 9.8 percent higher than the $124.7 million reported for the first quarter of 2002.  International revenue for the quarter increased 32.8 percent to $134.2 million, compared with $101.0 million for the prior-year period.  On a constant dollar basis, international revenue increased 14.2 percent.  International revenue comprised 49.5 percent of total first quarter 2003 revenue, compared with 44.8 percent for the first quarter of 2002.

Worldwide footwear revenue for the first quarter of 2003 was $193.7 million, 19.1 percent higher than the $162.6 million reported for the first quarter of 2002.  Worldwide apparel and accessories revenue for the quarter increased 23.5 percent to $73.7 million, compared with $59.7 million for the 2002 first quarter.

Worldwide wholesale revenue for the first quarter of 2003 was $209.8 million, 24.6 percent higher than the $168.4 million reported for the first quarter of 2002.  Worldwide consumer direct revenue, which includes Timberland’s worldwide retail and U.S. e-commerce businesses, increased 6.8 percent to $61.2 million for the quarter, compared to the $57.3 million reported for the first quarter of 2002.  U.S. wholesale revenue for the 2003 first quarter increased 15.2 percent to $104.0 million, compared with the $90.3 million reported for the first quarter of 2002.  U.S. consumer direct revenue for the 2003 first quarter decreased 4.5 percent to $32.8 million, compared with $34.4 million for the 2002 first quarter.  Domestic comparable store sales for the quarter decreased by 4.3 percent.

Net income for the first quarter of 2003 was $19.3 million, 39.1 percent higher than the $13.9 million reported for the first quarter of 2002.  Earnings for the first quarter of 2002 included a $4.9 million after-tax gain ($0.13 per share diluted) related to the Company’s adoption of SFAS 141.  First quarter 2002 net income, excluding this cumulative effect of change in accounting principle, was $9.0 million.  First quarter 2003 net income increased 115.3 percent over first quarter 2002 net income, excluding the SFAS 141 after-tax gain.  Timberland’s first quarter 2003 ending cash balance increased to $91.7 million from $69.4 million in the first quarter of 2002, after financing operating requirements and share repurchases.  Timberland repurchased 777 thousand shares in the first quarter, at a total cost of $29.6 million, and 3.0 million shares over the past twelve months, at a total cost of $110.6 million.  Timberland has 2.1 million shares remaining under its current four million share repurchase authorization.  The Company may use Rule 10b5-1 plans to facilitate share repurchases.

Jeffrey B. Swartz, Timberland’s President and Chief Executive Officer, stated, “We are pleased to have delivered record revenues and earnings in the first quarter, results that demonstrate the strength and diversity of the Timberland portfolio as reflected by strong gains across geographies and product categories.  As we celebrate the 30th anniversary of the Timberland brand, we intend to build on this momentum through four areas of strategic focus that will enable us to achieve our long-term aspirations as a Company, including maximizing the potential of the Timberland brand, optimizing our US business portfolio, pursuing growth throughout our international business portfolio and strengthening our overall value chain.”

“Looking forward, we believe that Timberland is on-track to achieving our low double-digit revenue growth objective for the first half of 2003.  For the second half of 2003, we continue to believe that mid single-digit revenue growth represents an appropriate target, given current macroeconomic conditions and comparisons to prior-year results.  We also remain committed to delivering moderate improvements in operating margins this year while investing to support our long-term objectives for the Timberland franchise.”

Note that comments made by Mr. Swartz are Timberland’s performance targets, based on current expectations.  These comments are forward-looking, and actual results may differ materially.

As previously announced, Timberland will be hosting a conference call to discuss first quarter results today at 8:25 AM Eastern Time.  Interested parties may listen to this call through the investor relations section of the Company’s website, www.timberland.com, or by calling (913) 981-5519.  Replays of this conference call will be available through the investor relations section of the Company’s website.

Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel, and accessories for consumers who value the outdoors and their time in it.  Timberland® products offer quality workmanship and detailing and are built to withstand the elements of nature.  The Company’s products can be found in leading department and specialty stores as well as Timberland retail stores throughout North America, Europe, Asia, Latin America, and the Middle East.  More information about Timberland is available in the Company’s reports filed with the Securities and Exchange Commission (SEC).

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Various factors could cause the results of The Timberland Company to be materially different from any future results expressed or implied by such forward-looking statements.  Such factors include, but are not limited to the Company’s ability to: (i) successfully market and sell its products in view of changing consumer trends, consumer acceptance of products, and other factors affecting retail market conditions, including the current U.S. economic environment and the global economic and political uncertainties resulting from the continuing war on terrorism; (ii) manage its foreign exchange rate risks; (iii) obtain adequate raw materials at competitive prices; and (iv) other factors, including those detailed from time to time in The Timberland Company’s

SEC reports, including its Annual Report on Form 10-K filed on March 27, 2003.  The Timberland Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

This press release also includes a discussion of constant dollar revenue growth, a non-GAAP measure.  As required by SEC rules, we have provided a reconciliation of this measure on an attached table that follows our financial statements.  Additional required information is located in the Form 8-K furnished to the SEC on April 15, 2003.

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THE TIMBERLAND COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in thousands)

	March 28, 2003	March 29, 2002
ASSETS
Current assets
Cash and equivalents	$91,671	$69,396
Accounts receivable, net	154,431	122,774
Inventory	137,831	150,061
Prepaid expense	21,903	18,641
Deferred income taxes	20,334	18,209
Derivative assets	—	3,372
Total current assets	426,170	382,453

Net property, plant and equipment	71,204	73,747

Excess of cost over fair value of net assets acquired, net	14,163	14,163

Other assets, net	10,294	8,859

Total assets	$521,831	$479,222

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$39,165	$35,968
Accrued expense	80,905	65,842
Income taxes payable	12,386	6,700
Derivative liabilities	9,116	—
Total current liabilities	141,572	108,510

Other liabilities	4,688	3,287

Deferred income taxes	6,936	10,359

Stockholders’ equity	368,635	357,066

Total liabilities and stockholders’ equity	$521,831	$479,222

THE TIMBERLAND COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Amounts in thousands, except per share data)

	For the Three Months Ended
	March 28, 2003	March 29, 2002
Revenue	$270,997	$225,697
Cost of goods sold	144,769	125,934

Gross profit	126,228	99,763

Operating expense
Selling	77,552	69,246
General and administrative	19,149	16,621
Total operating expense	96,701	85,867

Operating income	29,527	13,896

Other expense (income)
Interest expense	217	181
Other, net	(428)	(208)
Total other expense (income)	(211)	(27)

Income before income taxes	29,738	13,923

Provision for income taxes	10,408	4,943

Net income before cumulative effect of change in accounting principle	$19,330	$8,980

Cumulative effect of change in accounting principle	—	4,913

Net income	$19,330	$13,893

Earnings per share before cumulative effect of change in accounting principle
Basic	$0.54	$0.24
Diluted	$0.53	$0.23

Earnings per share after cumulative effect of change in accounting principle
Basic	$0.54	$0.37
Diluted	$0.53	$0.36

Weighted-average shares outstanding
Basic	36,010	38,004
Diluted	36,684	38,897

THE TIMBERLAND COMPANY
RECONCILIATION OF TOTAL AND INTERNATIONAL REVENUE INCREASES
TO CONSTANT DOLLAR REVENUE INCREASES
(Amounts in millions)

Total Company Revenue Reconciliation:

	$ Change	% Change
Revenue increase (GAAP)	$45.3	20.1%
Increase due to foreign exchange rate changes	18.8	8.3%
Revenue increase in constant dollars	26.5	11.8%

International Revenue Reconciliation:

	$ Change	% Change
Revenue increase (GAAP)	$33.1	32.8%
Increase due to foreign exchange rate changes	18.8	18.6%
Revenue increase in constant dollars	14.3	14.2%